For Immediate Release:	May 20, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622 mshaw@rockvillebank.com	860-291-3765 ajeamel@rockvillebank.com

Rockville Financial, Inc. Announces Stock Repurchase Plan

ROCKVILLE, Conn., May 20, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced that its Board of Directors approved a new stock repurchase program for up to 2,730,026 shares, or 10% of the current outstanding shares. Rockville also announced that the Company’s regulator, the Federal Reserve Bank of Boston, has completed its review of its stock repurchase proposal and has considered all the facts of record. Acting pursuant to authority delegated by the Board of Governors of the Federal Reserve System, the Reserve Bank does not object to the proposal, and the Company may proceed with the stock repurchase program.

The Company has nearly completed the remaining authorized repurchases under its prior program. The prior program is 88% complete and has approximately 342,000 shares remaining available for repurchase before the new program will commence.

Under the new program, repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company’s equity incentive plan. Adoption of the program does not require the Company to purchase the authorized share amount, and the program can be modified or abandoned at any time.

“We are pleased to be announcing a new repurchase program,” stated William H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Financial, Inc. “The Company obtained Board approval and regulatory non-objection for a new buyback plan prior to completing the current program in order to maintain our ability to repurchase shares in the market. Rockville is committed to delivering shareholder value and the effective and efficient use of excess capital. We view repurchases as an important capital management tool available to reach that goal.”

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank established a New Haven County Commercial Banking Office in Hamden, Conn., and recently opened a full-service Banking Center in West Hartford, Conn. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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